UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 13, 2007

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition.”

On February 26, 2007, Expeditors International of Washington, Inc., a Washington corporation, issued a press release announcing that its 2006 year-to-date diluted earnings per share (EPS) amount of $1.07, previously reported in their press release on February 13, 2007, has been corrected to $1.06.  As corrected, the fourth sentence in the second paragraph of the earlier release should have read:

“Diluted net earnings per share for the year 2006 were $1.06 as compared with $.86(1) per share for 2005, an increase of 23%.”

The $.01 difference in the year-to-date EPS amount was due to a correction to the calculation of diluted weighted average shares outstanding.  No other amounts in the previous release were affected other than year-to-date EPS and diluted weighted average shares outstanding for the three months and year ended December 31, 2006.  A corrected copy of the Financial Highlights and the Condensed Consolidated Statements of Earnings for the three months and the twelve months ended December 31, 2006, accompanies this release.

The correction to the calculation of diluted weighted average shares outstanding was made when the Company identified that a default setting in the parameter screen of the program, used to assist in this calculation, was set incorrectly in the original calculations.  The Company has modified its procedures over the review and verification of parameter settings and program output.

A copy of the press release is furnished as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

February 13, 2007	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

February 13, 2007	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1

Press Release of Expeditors International of Washington, Inc., dated February 26, 2007, announcing that its 2006 year-to-date diluted earnings per share (EPS) amount of $1.07, previously reported in their press release on February 13, 2007, has been corrected to $1.06.